EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
First Financial Holdings, Inc. and Subsidiaries:

We have issued our reports dated December 13, 2011, with respect to the consolidated financial statements and regarding the effectiveness of internal control over financial reporting, included in the Annual Report of First Financial Holdings, Inc. on Form 10-K for the year ended September 30, 2011. We hereby consent to the incorporation by reference of said reports in the Registration Statements of First Financial Holdings, Inc. on Forms S-8 (File No. 333-57855, No. 333-49275, No. 333-67387, No. 333-60038, No. 333-119289, No. 333-22807 and No. 333-143011) and on Forms S-3 (File No. 333-154722, No. 333-156503, and No. 333-171283).

/s/ GRANT THORNTON LLP

Charlotte, North Carolina
December 13, 2011

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